                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Bemis Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                       I

                                                                   [LETTERHEAD]
                              BEMIS COMPANY, INC.

                                                                 March 24, 1998


Dear Stockholders:

The Annual Meeting of Bemis Company, Inc. will be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on Thursday, May 7, 1998, at 9:00 a.m. You are cordially invited to attend. Although the meeting itself is usually brief, there will be a report on Bemis results in 1997 and comments on the upcoming year. There is also ample opportunity both before and after the meeting to meet and talk informally with the directors and officers of the Company. We hope you are able to attend. Whether or not you can attend the meeting, please take the time to vote your proxy.

On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

                                   Sincerely,


                                   /s/ John H. Roe

                                   John H. Roe, III
                                   Chairman and Chief Executive Officer

                              BEMIS COMPANY, INC.

                           NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                            TO BE HELD MAY 7, 1998


The Annual Meeting of Stockholders of Bemis Company, Inc. will be held in the Main Ballroom at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, on Thursday, May 7, 1998, at 9:00 a.m., Central Daylight Time, for the following purposes:

     1.   To elect four directors for a term of three years.

     2. To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.

     3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business March 20, 1998, will be entitled to receive notice of and to vote at the meeting.

                                   By Order of the Board of Directors



                                   Scott W. Johnson, Secretary


March 24, 1998



           PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                                 BEMIS COMPANY, INC.
                         222 SOUTH NINTH STREET, SUITE 2300
                           MINNEAPOLIS, MINNESOTA  55402

                                  PROXY STATEMENT
                           ANNUAL MEETING OF STOCKHOLDERS
                                    MAY 7, 1998

                 SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Bemis Company, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on Thursday, May 7, 1998. The shares represented by all properly executed proxies received by the Company prior to the meeting and not revoked will be voted in accordance with the instructions of the stockholder. A proxy may be revoked by the person executing it at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

All costs of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them. Proxies may be solicited personally, by mail, by telephone, by telecopy, or by telegraph by directors, officers or other regular employees of the Company without remuneration other than regular compensation. The Company has engaged the firm of Morrow & Co., Inc. to assist in the proxy solicitation effort at a total anticipated cost of approximately $6,000.

The mailing address of the principal executive offices of the Company is 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. This proxy statement and the form of proxy which is enclosed are being mailed to stockholders commencing on or about March 24, 1998.


         RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Only stockholders of record at the close of business March 20, 1998, will be entitled to vote at the meeting. On March 1, 1998, the Company had outstanding 53,380,001 shares of Common Stock. Each share entitles the stockholder of record to one vote. In connection with the election of directors, stockholders may exercise cumulative voting.

As set forth below, at the meeting stockholders will elect a class consisting of four directors for a three-year term expiring in 2001. As provided by Missouri law and the Company's Bylaws, under cumulative voting each stockholder has the right in the election of directors to cast as many votes as equal the number of voting shares held, multiplied by the number of directors to be elected at the meeting. A stockholder may cast all his or her votes for one nominee in the class or distribute them among as many nominees in the class as he or she chooses. The four nominees having the highest number of votes will be elected as directors to serve a three-year term expiring in 2001.

Unless otherwise specified in the proxy, a proxy solicited by the Board of Directors will be voted for the four nominees set forth herein, or votes will be cumulated for any or all of the nominees, in such manner as the proxies, in their discretion may determine. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

                    OWNERSHIP OF THE COMPANY'S SECURITIES

The only person known to the Company to beneficially own as of March 1, 1998, more than 5 percent of the outstanding Common Stock of the Company is set forth in the following table.

                                 Number of Shares           Percent of
Beneficial Owner                Beneficially Owned       Outstanding Shares
----------------                ------------------       ------------------
U.S. Bancorp                       4,388,774 (1)               8.28%
601 Second Avenue South
Minneapolis, MN  55402

(1) Based on information as of December 31, 1997, contained in a Form 13G filed by such beneficial owner with the Securities and Exchange Commission.
     This includes 2,602,245 shares held as Trustee of the Bemis Investment Incentive Plan (401-K).

Set forth below is certain information regarding the beneficial ownership of Common Stock of the Company as of March 1, 1998, by each director, each executive officer of the Company named in the Summary Compensation Table on page 6 of this Proxy Statement, and all directors and executive officers of the Company as a group.

                                 Number of Shares           Percent of
Beneficial Owner             Beneficially Owned (1)(2)   Outstanding Shares
----------------             -------------------------   ------------------
Winslow H. Buxton                      6,000                     *
Jeffrey H. Curler                    705,088 (3)                1.3%
Benjamin R. Field                    225,388                     *
Robert A. Greenkorn                   40,000                     *
Scott W. Johnson                     139,881                     *
Loring W. Knoblauch                    7,500                     *
Nancy Parsons McDonald               302,188 (4)                 *
Robert F. Mlnarik                    310,959                     *
Roger D. O'Shaughnessy                10,000                     *
Edward N. Perry                       52,840                     *
John H. Roe                        1,377,526 (5)                2.6%
Winston R. Wallin                     32,000                     *
C. Angus Wurtele                      10,000                     *

All directors and executive        3,581,978                    6.7%
 officers as a group
 (17 persons)
*Less than one percent (1%)

(1) Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.
(2) Includes shares which the following persons have a right to acquire upon exercise of stock options pursuant to the 1987 Bemis Stock Option Plan and the 1994 Stock Incentive Plan as follows: Winslow H. Buxton (5,000 shares); Jeffrey H. Curler (249,363 shares); Benjamin R. Field (81,902 shares); Scott W. Johnson (91,902 shares); Loring W. Knoblauch (5,000 shares); Nancy Parsons McDonald (5,000 shares); Robert F. Mlnarik (174,363 shares); Roger D. O'Shaughnessy (5,000 shares); Edward N. Perry (5,000 shares); John H. Roe (373,853 shares); C. Angus Wurtele
     (5,000 shares); and all directors and executive officers as a group (1,071,127 shares). Also includes grants (37,000 shares) under the 1984 Bemis Stock Award Plan made subject to restrictions which have not as yet lapsed to executive officers other than the named executive officers. Also includes performance based restricted stock award grants under the 1994 Bemis Stock Incentive Plan which are dependent upon the Company achieving certain sales and earnings per share objectives as follows: Jeffrey H. Curler (20,721 shares); Benjamin R. Field
     (31,094 shares); Scott W. Johnson (13,008 shares); Robert F. Mlnarik (18,933 shares); John H. Roe (33,882 shares); and all directors and executive officers as a group (131,773 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows:
     Jeffrey H. Curler (11,110 shares); Benjamin R. Field (10,545 shares);

     Scott W. Johnson (1,360 shares); Robert F. Mlnarik (5,592 shares);
     John H. Roe (14,104 shares); and all directors and executive officers as a group (57,379 shares).
(3)  Includes 138,140 shares in a trust of which Mr. Curler is a co-trustee.
(4) Includes 164,066 shares in trusts in which Mrs. McDonald has a beneficial interest.
(5) Includes 320,000 shares in a trust of which Mr. Roe is co-trustee, 72,414 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest. It does not include 8,712 shares in trusts for Mr. Roe's children in which he disclaims any beneficial interest.


                       INFORMATION WITH RESPECT TO DIRECTORS

Directors are divided into three classes elected on a staggered basis for terms of three years. The Company has nominated four persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 2001 and will serve until their successors have been duly elected and qualified.


DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2001

NANCY PARSONS McDONALD, 59                                  Director Since 1982
Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the past five years. She is Chair of the Community Relations Committee and a member of the Audit Committee and the Nominating Committee.

JEFFREY H. CURLER, 47                                       Director Since 1992
Mr. Curler is President of the Company, a position he has held since 1996, and Chairman of the Curwood Group, a position he has held since 1995. From 1982 to 1995 he served as President of Curwood, Inc., a subsidiary of the Company. Mr. Curler is also a Director of Valspar Corporation and is a member of the Executive and Finance Committee.

C. ANGUS WURTELE, 63                                        Director Since 1994
Mr. Wurtele is Chairman of the Valspar Corporation, a manufacturer of paints and related coatings. He has held that position since 1973. Mr. Wurtele is also a Director of Valspar Corporation, General Mills, Inc. and I.D.S. Mutual Funds Group. He is a member of the Compensation Committee, the Executive and Finance Committee and is Chair of the Nominating Committee.

ROGER D. O'SHAUGHNESSY, 54                                  Director Since 1997
Mr. O'Shaughnessy is President and Chief Executive Officer of Cardinal IG Company, a private manufacturer of glass, including insulation glass units for window and door manufacturers and other equipment manufacturers. He has held this position for more than the past five years.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

ROBERT A. GREENKORN, 69                                     Director Since 1984
Professor Greenkorn became the R. Games Slayter Distinguished Professor of Chemical Engineering at Purdue University and Vice President of the Purdue University Research Foundation in 1995. He was previously Vice President for Research and Dean of the Graduate School at Purdue University, positions he held for more than the preceding five years. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.

ROBERT F. MLNARIK, 57                                       Director Since 1992
Mr. Mlnarik is Vice Chairman of the Company, a position he has held since
1996. Since 1987 he has also served as Chief Executive Officer of Morgan Adhesive Company, a subsidiary of the Company. He is a member of the Executive and Finance Committee.

WINSLOW H. BUXTON, 58                                       Director Since 1993
Mr. Buxton is Chairman, President and Chief Executive Officer of Pentair,
Inc., a diversified manufacturing company which sells general industrial equipment, and specialty products. He has been President and Chief Executive Officer since 1992 and Chairman since 1993. He was Chief Operating Officer from 1990 to 1992. He is also a Director of Pentair and the Toro Company. He is Chair of the Compensation Committee and a member of the Nominating Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

JOHN H. ROE, 58                                             Director Since 1978
Mr. Roe is Chairman, a position he has held since 1996, and Chief Executive Officer of the Company, a position he has held since 1990. He is also a director of the Andersen Window Company. He is Chair of the Executive and Finance Committee.

EDWARD N. PERRY, 51                                         Director Since 1992
Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982 and has been a partner at Perkins, Smith &
Cohen, LLP since 1990. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.

LORING W. KNOBLAUCH, 56                                     Director Since 1993
Mr. Knoblauch became President and Chief Executive Officer of Talon Automated Equipment Company in 1997. Talon is a manufacturer of food processing equipment. From 1994 to 1997, Mr. Knoblauch was President-International of Hubbell Incorporated a manufacturer of electrical products for the construction industry and electric power companies. From 1974 to 1994, he was an executive with Honeywell, Inc., a provider of control components, products, systems and services. He is Chair of the Audit Committee and a member of the Nominating Committee.

COMPENSATION OF DIRECTORS

From 1995 to 1998, each director who was not an officer of the Company was paid an annual fee of $35,000. The chairs of the Committees of the Board received an additional $2,500. Effective April 1, 1998, these amounts will be increased to $40,000 and $42,500, respectively. Under the Company's Long-term Deferred Compensation Plan, directors may defer all, or a part of, their compensation and four directors elected to do so in 1997. Also effective April 1, 1998, directors may receive all or part of their compensation in Common Stock of the Company. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors with an exercise price equal to the market value on the date of grant. Each such option is for ten years and is exercisable at the market price one year from the date of grant. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

None of the Company's directors receives any additional fees or consultancy compensation of any kind for services to the Corporation, nor does any director receive any pension or retirement benefit for services rendered as a director.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held four meetings during the year ended December 31, 1997. All directors attended at least seventy-five percent of board meetings and meetings of committees on which they served. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

The Executive and Finance Committee met once in 1997. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

The Audit Committee held two meetings in 1997. It reviews the scope and procedures used in auditing the Company's books and reviews the Company's financial statements with management, the internal audit staff and independent auditors. It also recommends the engagement of independent auditors to the Board.

The Community Relations Committee held one meeting in 1997. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation and the governance of, and dispositions by, the Foundation, and makes recommendations thereon to the Board.

The Compensation Committee held three meetings in 1997. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards.

The Nominating Committee held four meetings in 1997. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

COMPLIANCE SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock file initial reports of ownership of the Company's Common Stock and changes in such ownership with the Securities Exchange Commission. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to 1997 and on written representations from the Company's directors and executive officers, all required reports were filed on a timely basis during 1997.


                CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

During 1997, the Company's subsidiaries, Curwood, Inc. ("Curwood") and Milprint, Inc., purchased, at market competitive prices, approximately $5,532,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. ("Centracor"). Centracor also acts as a distributor for Curwood and in 1997 purchased $243,000 of product from Curwood. Centracor is owned by Michael Curler, brother of Jeffrey H. Curler.

During 1997, the Company's subsidiaries, Curwood and Perfecseal Mankato Corporation, purchased, at market competitive prices, approximately $7,693,000 of rigid film, miscellaneous packaging supplies and laminator and rewinder time from Rexam Extrusions. Prior to December 1997, Rexam Extrusions was a subsidiary of Bowater P.L.C. Ron Johnson, brother-in-law of Jeffrey H. Curler, is President of Rexam Extrusions; and in December 1997, Mr. Ron Johnson purchased Rexam Extrusions from Bowater P.L.C.

During 1997, the Company's Packaging Machinery and Distributor Products Divisions purchased, at market competitive prices, approximately $127,000 of parts or assemblies from Quality Tool, Inc. which is owned by Bill Roe, brother of John H. Roe.

At the request of the Audit Committee, consisting entirely of outside directors, Price Waterhouse LLP conducted a review of the above transactions. Based on Price Waterhouse LLP's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.

                            EXECUTIVE COMPENSATION

The following table shows and sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers during the last three years.

                          SUMMARY COMPENSATION TABLE

                                      Annual                 Long-Term Compensation
                                   Compensation                 Awards          Payouts
                                   ------------                 ------          -------
                                                       Restricted
Name and                                                 Stock        Stock      LTIP            All Other
Principal Position    Year      Salary     Bonus(1)     Awards(2)    Options    Payouts(2)    Compensation(3)
------------------    ----     --------    --------    ----------    -------    ----------    ---------------
John H. Roe           1997     $560,000    $347,000        ---         ---      $3,524,800        $11,675
Chief Executive       1996      525,000     531,563        ---       81,777         ---            11,675
Officer               1995      450,000     540,000        ---         ---          ---            11,610

Jeffrey H. Curler     1997      400,000     223,000        ---       75,000      1,762,400          6,431
President             1996      375,000     329,906        ---       45,432         ---             6,373
                      1995      300,000     300,000        ---         ---          ---             5,913

Robert F. Mlnarik     1997      375,000     294,000        ---         ---       1,762,400         11,550
Vice Chairman         1996      350,000     295,313        ---       45,432         ---            11,400
                      1995      300,000     300,000        ---         ---          ---             7,752

Scott W. Johnson      1997      275,000     134,000        ---         ---         881,200          5,120
Senior Vice           1996      255,000     202,247        ---       31,113         ---             4,933
President             1995      230,000     216,000        ---         ---          ---             4,628

Benjamin R. Field     1997      275,000     134,000        ---         ---         440,600          9,970
Senior Vice           1996      255,000     202,247        ---       31,113         ---             9,407
President             1995      230,000     216,000        ---         ---          ---             8,602

(1) Includes, for the years indicated, performance bonuses earned pursuant to the Bemis Executive Incentive Plan. See "Report of the Compensation Committee" herein. Also includes for Mr. Mlnarik an additional bonus of $100,000 based on his contribution to the Company's efforts in preparing for, and selling, its packaging machinery operations.
(2) Until 1991, the executive officers regularly participated in a broadly based Restricted Stock Award Program which was not performance based. Non executive officers participated both before and after 1991. Grantees receive the stock upon the expiration of the restrictive period (usually six years). The payout amounts shown above were for awards made in late 1991. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. As of December 31, 1997, the five named executive officers held the following number of restricted shares of Common Stock of the Company for which restrictions then lapsed: John H. Roe 80,000 shares; Jeffrey H. Curler 40,000 shares; Robert F. Mlnarik 40,000 shares; Scott W. Johnson 20,000 shares; and Benjamin R. Field 10,000 shares. As of the same date, 85 grantees (including the above named individuals) held an aggregate of 626,399 restricted shares of Common Stock with a total market value of $27,599,139 for which restrictions then lapsed The fair market value of each such share at that date was $44.06. As of March 1, 1998, none of the executive officers listed above holds an award under this program. As of January 1, 1998, grantees (but none of the above named executive officers nor any other executive officers) were awarded grants of an additional 486,500 shares of Common Stock for which restrictions would lapse in six years. As of that date, employees (but none of the above named executive officers) held grants for 864,000 shares (including the 486,500 shares mentioned in the previous sentence and including 37,000 shares held by executive officers not listed above) with an aggregated value of $38,067,400. The five named executive officers also hold performance based restricted stock awards as described in "Long-Term Incentive Plans-Awards in 1997" herein. See "Report of the Compensation Committee" herein.

(3) All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company match on the Bemis Investment Incentive Plan, the Company's 401(k) plan, in the following respective amounts for 1997: John H. Roe $8,550 and $3,125; Robert F. Mlnarik $8,550 and $3,000; Jeffrey H. Curler $3,306 and $3,125; Scott W. Johnson $1,995 and $3,125; and Benjamin R. Field $6,885 and $3,085.

                                STOCK OPTIONS

The following table summarizes option grants made during 1997 to the executive officers named in the Summary Compensation Table.

                            OPTION GRANTS IN 1997

                                        Percent of                           Potential Realizable Value at
                                          Total                                 Assumed Annual Rates of
                             Options     Options     Exercise   Expiration       Stock Appreciation for
                           Granted(1)   Granted(2)     Price       Date              Option Term(3)
                           ----------   ----------   --------   ----------   ------------------------------
Name                                                                                 5%           10%
----                                                                                 --           ---
Jeffrey H. Curler            75,000         50%       $45.03     10/07/07       $2,120,691     $5,382,466

(1) Options vest over the first three years of the ten-year option term. The options were granted at the fair market value of the shares subject to the option on the date of grant.
(2)  Reflects the percent of options granted to all employees during the year.
(3) Potential realized values shown above represent the potential gains based upon annual compound price appreciation of 5 percent and 10 percent from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

The following table shows the option exercises in 1997 and the total number of unexercised options and the aggregate dollar value of the in-the-money unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 1997.


                           OPTION EXERCISES IN 1997
                                     AND
                      AGGREGATED YEAR END OPTION VALUES

                           Options Exercised          Number of Unexercised         Value of Unexercised In-The-
                              in 1997 (1)              Options at Year End       Money Options at Year End (1)(2)
                         ---------------------    ---------------------------    --------------------------------
                          Shares       Value       Presently    Not Presently       Presently     Not Presently
Name                     Acquired     Realized    Exercisable    Exercisable       Exercisable     Exercisable
----                     --------    ----------   -----------   -------------      -----------    -------------
John H. Roe               100,000    $2,847,500     319,995         54,518          $8,603,667      $640,587
Jeffrey H. Curler           ---          ---        128,931        105,288           3,012,766       355,884
Robert F. Mlnarik           ---          ---        128,931         30,288           3,012,766       355,884
Scott W. Johnson            ---          ---         71,160         20,742           1,710,437       241,644
Benjamin R. Field           ---          ---         61,160         20,742           1,305,749       241,644

(1) Value of exercised options is calculated by determining the difference between the fair market value of the shares underlying the options at the date of exercise and the exercise price of the options.

(2) Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 1997 ($44.06 per share) and the exercise price of the options.

                  LONG-TERM INCENTIVE PLANS - AWARDS IN 1997

                                                                              Estimated Future Payouts
                                                    Performance or                 Under Non-Stock
                             Number of Shares,    Other Period Until     Price-Based Plans Period (# of Shares)
Name                      Units or Other Rights   Maturation or Payout       Threshold (1)        Maximum (1)
----                      ---------------------   --------------------       -------------        -----------

John H. Roe                        9,416                Six Years                4,708              9,416
Jeffrey H. Curler                  6,215                Six Years                3,108              6,215
Robert F. Mlnarik                  5,341                Six Years                2,671              5,341
Scott W. Johnson                   3,672                Six Years                1,836              3,672
Benjamin R. Field                 21,758                Six Years               10,879              2,758

(1) Grantees of performance based restricted stock awards under the 1994 Bemis Stock Incentive Plan ("Awards") are eligible to receive all of the shares upon the expiration of a six-year restrictive period assuming the Company's achievement of combined annualized sales and earnings per share growth over the six-year performance period. At a designated minimum percentage of combined annualized sales and earnings per share growth, grantees receive 50 percent of their Awards. Grantees receive an increasing pro rata share of their Awards for growth from the designated minimum percentage to the designated target percentage, at which point they receive 100 percent of their Awards. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. See "Report of the Compensation Committee" herein.


                     REPORT OF THE BOARD COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors and is responsible for establishing compensation policies and setting the total compensation for all executive officers, including the five most highly compensated officers named in the accompanying tables. For several years, the Committee has utilized the services of the firm of Towers Perrin as consultants on executive compensation, compensation policies and programs. The following report describes the Company's executive compensation philosophy and programs and discusses the factors considered by the Committee in determining the Compensation of the Company's Chief Executive Officer and the other executive officers for 1997.

PHILOSOPHY

The Company seeks to attract, retain and motivate a top quality, experienced, performance-oriented senior management team. The officer compensation program is designed to help in meeting this important objective.

The guiding principles of the Company's officer compensation program are:

- Create a strong and direct link between officer compensation and the Company's financial and stock performance.

- Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards will vary significantly in relation to changes in financial performance and compensate the officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results. Bonus awards, at target levels of performance, are competitive.

- Create a significant and meaningful long-term incentive tied to the Company's long-term growth, financial success, and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long-range planning.

PROGRAM COMPONENTS

During the past several years, the Committee has utilized the services of the firm of Towers Perrin as consultants on executive compensation to conduct a comprehensive review of the Company's executive compensation philosophy and programs. As part of their initial review in 1995, Towers Perrin presented and has annually updated, information on executive base salaries, bonus and long-term compensation programs of Fortune 500 manufacturing companies which Towers Perrin and the Committee deemed to be comparable to the Company. Factors which the Committee believed to be determinative in selecting comparison companies include size, type of business and geographic location. The Committee felt that this group of comparison companies was preferable to the peer index companies used in the total return performance graph in the Proxy Statement because the peer index companies had such a large range in sales volume ($200,000,000 to over $6,000,000,000) that an executive compensation comparison using those companies would be inappropriate. On the basis of this analysis, the Committee made certain adjustments in both salary and long-term compensation in 1995 which have remained substantially in place since then.

The target total cash compensation (salary plus bonus) for executive officers, including the Chief Executive Officer, was left at the fiftieth percentile of equivalent positions for the comparison companies. The annual bonus opportunity for the Chief Executive Officer at the required level of performance was left at sixty percent of salary. For 1997, the required level of performance was increased from 1996's eight percent annual improvement in earnings per share to 10 percent. The committee also added a sales growth multiplier increasing the earned bonus by 10 percent if sales increased by more than 10 percent over the previous year and decreasing the bonus by a like amount if sales increased less than 8 percent. The Committee believes this bonus opportunity was competitive. For other executive officers, the bonus opportunity at target performance was left at ranges from 40 to 54 percent of salary. Superior performance results in premium bonus awards, and substandard performance results in bonus and total cash compensation below target. The Committee believes this approach appropriately aligns executive officer motivation with the interests of shareholders. The total cash compensation in 1997 for all executive officers was consistent with this philosophy.

The Committee's study of comparative companies in 1995 also reinforced its commitment to provide incentives for management to seek long-term growth for the Company. Accordingly, in 1995 the Committee decided that a combination of stock options and performance based restricted stock awards afforded a balanced long-term opportunity for the executive officers, including the Chief Executive Officer. Thus, the Committee decided to grant stock options to executive officers every three years and performance based restricted stock awards annually. During 1997, no stock options were granted to Mr.
Roe but stock option grants were made to three other executive officers. On January 1, 1997, the Committee granted Mr. Roe six-year performance based restricted stock awards for up to 9,416 shares of Common Stock. Receipt of all of the shares is conditioned upon the Company achieving a performance target based on six year annualized sales and earnings per share growth.
Also on the same date, the other executive officers received lesser grants of performance based restricted stock awards on the same terms as did Mr. Roe. See "Summary Compensation" and "Stock Options" herein.

The Omnibus Budget Reconciliation Act of 1993 (OBRA), imposes a $1,000,000 cap on deductibility of executive compensation. By action of the shareholders in 1997, all executive bonuses are intended to qualify as performance based compensation and thus are not subject to this limitation.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Roe's base salary was increased effective January 1, 1998 to $600,000 from $560,000, which was his salary throughout 1997. Mr. Roe received a bonus of $347,000 in February 1998 with respect to 1997 (compared with a bonus of $532,000 the previous year). This amount was consistent with the bonus formula set by the Committee at the beginning of the year and was a direct result of the Company improving its earnings per share 9.4 percent over 1996 (after appropriate adjustments for non-recurring gains and charges) and increasing sales by more than 10 percent. The Committee feels that the bonus compensation to Mr. Roe and the other executive officers was appropriate considering the Company's performance in 1997.

THE COMPENSATION COMMITTEE

     Winslow Buxton, Chair
     Winston Wallin
     C. Angus Wurtele


                               BEMIS RETIREMENT PLAN

The Bemis Retirement Plan (the "Retirement Plan") is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The following table shows estimated annual retirement benefits under the Retirement Plan which would be payable at age sixty-five as a straight life annuity. If an employee's benefits are reduced pursuant to Internal Revenue Code limitations, the Bemis Company, Inc. Supplemental Retirement Plan provides that the Company will make a direct payment to that individual in a lump sum amount equal to the amount of the reduction or provide benefits over time equivalent to those otherwise payable under the Retirement Plan but for the Internal Revenue Code limitations. The benefits shown in the table below include these additional payments and do not reflect the statutory limitations.

                               PENSION PLAN TABLE

                        Years of Credited Service at Normal Retirement Date
                        ----------------------------------------------------
     Final Average                                                    30 and
         Salary            15             20             25           Above
     -------------      -------        -------        -------        -------
         200,000         46,000         61,000         77,000         92,000
         300,000         71,000         95,000        118,000        142,000
         400,000         96,000        128,000        160,000        192,000
         500,000        121,000        161,000        202,000        242,000
         600,000        146,000        195,000        243,000        292,000
         700,000        171,000        228,000        285,000        342,000
         800,000        196,000        261,000        327,000        392,000
         900,000        221,000        295,000        368,000        442,000
       1,000,000        246,000        328,000        410,000        492,000
       1,100,000        271,000        361,000        452,000        542,000
       1,200,000        296,000        395,000        493,000        592,000


Compensation covered by the Retirement Plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: John H. Roe 33 years; Robert F. Mlnarik 26 years; Jeffrey H. Curler 23 years; Scott W. Johnson 19 years; and Benjamin R. Field 34 years.

                                 PERFORMANCE GRAPH

The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years. The graph also shows the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes and against whose performance the Company is often compared by financial analysts. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the current peer group are: Avery Dennison Corporation; Ball Corporation; Crown Cork & Seal Company, Inc.; Sealed Air Corporation; Sealright Co., Inc.; Sonoco Products; Stone Container Corporation; and Union Camp Corporation. The graph assumes the investment of $100 in each group on January 1, 1993, and the reinvestment of all dividends when and as paid.

                                    [CHART]


                               Year Ended December 31
                  -----------------------------------------------------
                  1992    1993      1994      1995      1996      1997
-----------------------------------------------------------------------
-----------------------------------------------------------------------
Bemis Company     100     96.14     99.96    109.32    160.76    195.82
-----------------------------------------------------------------------
Peer Group        100     99.47    106.31    120.70    145.56    162.63
-----------------------------------------------------------------------
S & P 500         100    110.08    111.53    153.45    188.68    251.64
-----------------------------------------------------------------------


                              APPOINTMENT OF AUDITORS

A further purpose of the meeting is to vote upon the ratification of the appointment of independent auditors for the year ending December 31, 1998. While neither Missouri law, the Company's Restated Articles of Incorporation nor the Company's Bylaws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of Price Waterhouse LLP, which has served as independent public auditor for the Company for more than sixty years. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Audit Committee. A representative of Price Waterhouse LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Price Waterhouse LLP unless stockholders specify otherwise in their proxies.

                              STOCKHOLDER SUBMISSIONS

All stockholder proposals to be presented at the next annual meeting of the stockholders to be held in 1999 and to be included in the proxy statement and form of proxy relating thereto must be received by the Company not later than December 1, 1998.

The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                                         By Order of the Board of Directors

                                         /s/ Scott W. Johnson
                                         Scott W. Johnson, Secretary

BEMIS COMPANY, INC.                                  THIS PROXY IS SOLICITED ON
222 SOUTH 9TH STREET, SUITE 2300                     BEHALF OF THE BOARD OF DIRECTORS
MINNEAPOLIS, MN 55402                 PROXY          The undersigned hereby appoints Benjamin R. Field and Scott W.
---------------------------                          Johnson as Proxies, each with the power to appoint his
                                                     substitute and hereby authorizes them to represent and to vote, and in their discretion to cumulate votes for any or all of the nominees for election as directors (other than for any nominees as to whom authority to vote is withheld), as designated below, all the shares of stock of Bemis Company, Inc. held of record by the undersigned on March 20, 1998, at the Annual Meeting of
                                                     Stockholders to be held on May 7, 1998.

1.    To elect four directors         / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
      for a term of three years.          (EXCEPT AS MARKED TO THE CONTRARY BELOW)       to vote for all nominees listed below
                       Jeffrey H. Curler, Nancy Parsons McDonald, Roger D. O'Shaughnessy, C. Angus Wurtele
                             (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                                     WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
---------------------------------------------------------------------------------------------------------------------------------
2.    To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.
/ / FOR                              / / AGAINST                              / / ABSTAIN

3.  To transact such other business as may properly come before the meeting.

                          (continued on reverse side)

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    Only stockholders of record at the close of business on March 20, 1998 will be entitled to receive notice of and to vote at the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES.

                                   Please sign exactly as name appears on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign corporate name in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   DATED: -----------------------------, 1998

                                    ------------------------------------------
                                   Signature

                                    ------------------------------------------
                                   Signature if held jointly

                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

BEMIS COMPANY, INC.                     VOTING INSTRUCTIONS TO TRUSTEE
  BEMIS INVESTMENT
   INCENTIVE PLAN
--------------------
                              I hereby direct First Trust National Association, as Trustee of the Bemis Investment Incentive Trust, to vote at the Annual Meeting of the Stockholders of Bemis Company, Inc. ("the Company") to be held on May 7, 1998 (or at any adjournment thereof) the Common Stock of the Company allocated to my Bemis Investment Incentive Plan.
                              I understand this card must be returned to the Trustee no later than April 24, 1998 if my voting instructions are to be honored. If it is not received by the Trustee by April 24, 1998, or if it is received but the voting instructions are invalid, the stock with respect to which I could have instructed the Trustee will be voted by the Trustee in the same proportion as votes actually cast by plan participants.

    The Trustee is hereby directed to vote as indicated below on the following proposals which are more fully described in the Company's Notice of Annual Meeting and Proxy Statement dated March 20, 1998.

1. To elect three directors  / / FOR all nominees listed below             / / WITHHOLD AUTHORITY
  for a term of three years    (EXCEPT AS MARKED TO THE CONTRARY BELOW)      to vote for all nominees listed below

 1. Jeffrey H. Curler  2. Nancy Parsons McDonald  3. Roger D. O'Shaughnessy  4.
                                C. Angus Wurtele
 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

                 (continued, and to be signed on reverse side)

2. To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.

         / / FOR                  / / AGAINST                / / ABSTAIN

3. To transact such other business as may properly come before the meeting.
4. In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting.
THIS VOTING CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS VOTING CARD WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS VOTES ACTUALLY CAST BY PLAN PARTICIPANTS.

                                       Dated:
                                       -----------------------------------------

                                       -----------------------------------------
                                                                 Signature

                                       Please  sign,  date  and  promptly return
                                       this card  using  the  enclosed  envelope
                                       addressed   to   First   Trust   National
                                       Association.